Exhibit 99.1

FOR IMMEDIATE RELEASE

Supreme Industries Reports

First-Quarter 2008 Financial Results

Goshen, Ind.—May 13, 2008—Supreme Industries, Inc. (AMEX: STS), a leading manufacturer of specialized commercial vehicles, including truck bodies, shuttle buses, armored vehicles and luxury motorcoaches, today announced financial results for its first quarter ended March 29, 2008.

First-quarter 2008 net sales were $75.9 million, compared with $83.9 million, in the same year-ago period. The 9.5 percent decline was attributed primarily to the slowing economy, fleet order scheduling being later than the prior year and a pronounced downturn in the truck manufacturing industry. Sales of Supreme’s core dry-freight products were off 24 percent year-over-year, while increased sales of buses and other specialty vehicles offset a considerable portion of this decline. Net income was $0.2 million, or $0.02 per diluted share, compared with $1.0 million, or $.08 per diluted share, in last year’s first quarter.

“Our StarTrans® bus division turned in a very solid quarter, with sales up 13 percent versus a year ago,” commented Supreme President and Chief Operating Officer Robert W. Wilson. “In particular, our new premium products are being well received in the market. Additionally, our SilverCrown® luxury motorcoaches realized a substantial sales increase during the period. We are also experiencing improving order intake for hybrid vehicles and anticipate that this trend will continue. It appears that our strategy of broadening our market opportunities through expanded specialty product offerings is being validated.”

Gross profit margin as a percentage of net sales was 10.0 percent, versus 10.7 percent in 2007. To mitigate rising commodity and fuel costs, the Company implemented a 3 percent price increase on core truck products effective mid-March. Selling, general and administrative expenses of $6.9 million were unchanged from the prior-year quarter.

Interest expense declined to $0.6 million from $0.7 million in 2007. Stockholders’ equity at quarter-end was $74.3 million, or $5.75 per share, versus $75.5 million, or $5.84 per share, at Dec. 29, 2007. Working capital totaled $64.4 million, compared with $58.5 million at year-end

Supreme Industries, Inc.

2581 East Kercher Road • PO Box 463 • Goshen, IN 46527

2007. The working capital ratio at March 29 was 3.5 to 1, compared with 3.3 to 1 at the end of last year; and long-term debt as a percentage of total assets stood at 25.6 percent, versus 21.7 percent at Dec. 31, 2007. The increase in debt was principally attributable to increased working capital associated with seasonal fleet orders.

The backlog at March 29 reflected the change in mix of business. Supreme experienced a 7 percent decrease in core truck products backlog while bus and luxury motorcoach backlogs increased by 34 percent and 115 percent, respectively. As a result, the backlog at quarter-end increased to $85.8 million from $81.3 million at March 31, 2007. The Company noted that, subsequent to quarter-end, it received two important orders not included in the above backlog. The Department of State (“DOS”) has affirmed the quality of Supreme’s prototype armored vehicles by placing an initial order for 25 units valued at $2.1 million. These orders relate to a master contract agreement signed in 2007 for up to $100 million over five years. The contract calls for periodic orders by the DOS and is subject to termination at any time. Additionally, the Company received an order from a cable company in the Northeast for 162 Astro Bodies with a total value of approximately $1.0 million. These units will be produced in partnership with General Motors and will be delivered beginning in the third quarter.

“Looking ahead, truck industry participants are anticipating a continuation of the downturn for the balance of the year,” Wilson commented. “Additionally, the strike at auto parts maker American Axle is a concern as it has the potential to significantly affect chassis availability from General Motors. The strike had minimal impact on our production in the first quarter; however, we have begun to experience production disruptions in the current quarter, and are hopeful for a speedy resolution.

“The launch of our newly designed van body remains on schedule with production targeted to commence during the fourth quarter of this year. The redesigned product will increase the standardization of components across all of our production facilities, and reduce the time and costs associated with customizing and producing these vehicles. Finally, with our strong balance sheet, diversified products and excellent management team, we intend to capitalize on pent-up demand in the industry when the economy rebounds,” Wilson concluded.

The Supreme Industries Board of Directors recently announced a cash dividend on its outstanding Class A and Class B Common Stock, based upon the Company’s financial condition and business prospects. Stockholders of record as of May 20, 2008, will receive $0.095 for each share owned on that date, payable on May 27, 2008. This cash dividend is the nineteenth consecutive quarterly cash dividend since the Company commenced payment of cash dividends in 2003. Future cash dividend payments are necessarily subject to then current business conditions and outlook.

A live webcast of Supreme Industries’ earnings conference call can be heard today, Tuesday, May 13, 2008, at 4:30 p.m. Eastern Time at http://www.supremeind.com. Those unable to participate in the live conference call may access a replay available on the Company’s website until June 13, 2008.

To be added to Supreme Industries’ e-mail distribution list, please click on the link below:

http://www.clearperspectivegroup.com/clearsite/sts/emailoptin.html

About Supreme

Supreme Industries, Inc. (STS), is a nationwide manufacturer of specialized truck bodies produced to the specifications of its customers. Supreme also manufactures special-purpose “shuttle-type” buses, armored vehicles and luxury motorcoaches. The Company’s transportation equipment products are used by a wide variety of industrial, commercial, law enforcement and Homeland Security customers.

News releases and other information on the Company are available on the Internet at: http://www.SupremeInd.com

This report contains forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995), other than historical facts, which reflect the view of the Company’s management with respect to future events. When used in this report, words such as “believe,” “expect,” “anticipate,” “estimate,” “intend,” and similar expressions, as they relate to the Company or its plans or operations, identify forward-looking statements. Such forward-looking statements are based on assumptions made by and information currently available to the Company’s management. Although management believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations are reasonable, and it can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from such expectations include, without limitation, limitations on the availability of chassis on which the Company’s product is dependent, availability of raw materials, raw material cost increases, and severe interest rate increases. Furthermore, the Company can provide no assurance that such raw material cost increases can be passed on to its customers through implementation of price increases for the Company’s products. The forward-looking statements contained herein reflect the current views of the Company’s management with respect to future events and are subject to those factors and other risks, uncertainties and assumptions relating to the operations, results of operations, cash flows and financial position of the Company. The Company assumes no obligation to update the forward-looking statements or to update the reasons actual results could differ from those contemplated by such forward-looking statements.

CONTACT:

Supreme Industries, Inc.
Robert W. Wilson, 574-642-4888
President and Chief Operating Officer

–FINANCIAL TABLES FOLLOW–

Supreme Industries, Inc. and Subsidiaries

Consolidated Statements of Income

	Three Months Ended
	March 29, 2008	March 31, 2007
Revenue:
Net sales	$75,924,356	$83,891,983
Cost of sales	68,333,218	74,920,597

Gross profit	7,591,138	8,971,386

Selling, general and administrative expenses	6,948,612	6,929,747
Other income	(244,948)	(89,977)

Operating income	887,474	2,131,616

Interest expense	585,960	743,171

Income before income taxes	301,514	1,388,445

Income taxes	75,000	424,000

Net income	$226,514	$964,445

Earnings per share (EPS):
Basic	$0.02	$0.08
Diluted	$0.02	$0.08

Shares used in the computation of
Basic	12,929,776	12,726,845
Diluted	13,077,629	12,835,053

Cash dividends per common share	$0.095	$0.095

Supreme Industries, Inc. and Subsidiaries

Consolidated Condensed Balance Sheets

	March 29,	December 29,
	2008	2007

Assets
Current assets	$90,117,213	$83,924,707
Property, plant and equipment, net	47,297,865	47,429,725
Intangible assets, net	1,359,798	1,371,891
Other assets	62,673	64,860

Total assets	$138,837,549	$132,791,183

Liabilities
Current liabilities	$25,673,325	$25,399,279
Long-term debt	35,524,333	29,002,718
Deferred income taxes	2,589,055	2,589,055
Other long-term liabilities	773,300	333,046
Total liabilities	64,560,013	57,324,098
Total stockholders’ equity	74,277,536	75,467,085

Total liabilities and stockholders’ equity	$138,837,549	$132,791,183

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